Exhibit (a)(2)

BROADSTONE REAL ESTATE ACCESS FUND, INC.

ARTICLES OF AMENDMENT

Broadstone Real Estate Access Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first two sentences of Article SIXTH in their entirety and to substitute in lieu thereof the following sentences:

The total number of shares of stock which the Corporation has authority to issue is 10,000,000 shares of common stock, $0.01 par value per share, all of which are classified as Class I Common Stock. The aggregate par value of all authorized shares of stock having a par value is $100,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 300,000, consisting of 300,000 shares of common stock, $0.01 par value per share, all of which were classified as Class I Common Stock. The aggregate par value of all authorized shares of stock having par value was $3,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 10,000,000, consisting of 10,000,000 shares of common stock, $0.01 par value per share, all of which are classified as Class I Common Stock. The aggregate par value of all authorized shares of stock having par value is $100,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 3 page document on file in this office. DATED: 9/28/2017.

STATE DEPARTMENT OF ASSESSMENTS AND TAXATION:

BY: /s/ Kimberly V Johnson, Custodian

This stamp replaces our previous certification system, Effective: 9/28

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 28th day of September, 2017.

ATTEST:	BROADSTONE REAL ESTATE ACCESS FUND, INC.

/s/ John D. Moragne	By:	/s/ Christopher J. Czarnecki	(SEAL)
Name: John D. Moragne		Name: Christopher J. Czarnecki
Title: Secretary		Title: Cheif Executive Officer